UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Kronos Worldwide, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Kronos Worldwide, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, Texas 75240-2697

April 16, 2007

To our Stockholders:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Kronos Worldwide, Inc., which will be held on Thursday, May 17, 2007, at 10:00 a.m., local time, at our corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card or voting instruction form in the accompanying envelope as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.

Sincerely,

Harold C. Simmons
Chairman of the Board and
Chief Executive Officer

Kronos Worldwide, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 17, 2007

To the Stockholders of Kronos Worldwide, Inc.:

The 2007 Annual Meeting of Stockholders of Kronos Worldwide, Inc. will be held on Thursday, May 17, 2007, at 10:00 a.m., local time, at our corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas, for the following purposes:

(1)    To elect seven directors to serve until the 2008 Annual Meeting of Stockholders; and

(2)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on April 2, 2007 has been set as the record date for the meeting. Only holders of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the meeting. A complete list of stockholders entitled to vote at the meeting will be available for examination during normal business hours by any of our stockholders, for purposes related to the meeting, for a period of ten days prior to the meeting at our corporate offices.

You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, please complete, date and sign the accompanying proxy card or voting instruction form and return it promptly in the enclosed envelope. If you choose, you may still vote in person at the meeting even though you previously submitted your proxy card.

By Order of the Board of Directors,

A. Andrew R. Louis, Secretary

Dallas, Texas
April 16, 2007

TABLE OF CONTENTS

Page

TABLE OF CONTENTS

GLOSSARY OF TERMS

GENERAL INFORMATION

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

CONTROLLING STOCKHOLDERS

SECURITY OWNERSHIP

Ownership of Kronos Worldwide
Ownership of Related Companies

ELECTION OF DIRECTORS

Nominees for Director

EXECUTIVE OFFICERS

CORPORATE GOVERNANCE

Controlled Company Status, Director Independence and Committees
2006 Meetings and Standing Committees of the Board of Directors
Audit Committee
Management Development and Compensation Committee
Non-Management and Independent Director Meetings
Stockholder Proposals and Director Nominations for the 2008 Annual Meeting of Stockholders
Shareholder Communications
Compensation Committee Interlocks and Insider Participation
Code of Business Conduct and Ethics
Corporate Governance Guidelines
Availability of Corporate Governance Documents

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS AND OTHER INFORMATION

Compensation Discussion and Analysis
Compensation Committee Report
Summary of Cash and Certain Other Compensation of Executive Officers
2006 Grants of Plan-Based Awards
Outstanding Equity Awards at December 31, 2006
Option Exercises and Stock Vested
Pension Benefits
Nonqualified Deferred Compensation
Chief Operations Management Consultant
Director Compensation

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Related Party Transaction Policy
Relationships with Related Parties
Intercorporate Services Agreements
Insurance Matters
Tax Matters
Simmons Family Matters

AUDIT COMMITTEE REPORT

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS

Independent Registered Public Accounting Firm
Fees Paid to PricewaterhouseCoopers LLP
Preapproval Policies and Procedures

OTHER MATTERS

2006 ANNUAL REPORT ON FORM 10-K

ADDITIONAL COPIES

GLOSSARY OF TERMS

“CDCT No. 2” means the Contran Deferred Compensation Trust No. 2, an irrevocable “rabbi trust” established by Contran to assist it in meeting certain deferred compensation obligations that it owes to Harold C. Simmons.

“CMRT” means The Combined Master Retirement Trust, a trust Contran sponsors that permits the collective investment by master trusts that maintain assets of certain employee defined benefit plans Contran and related entities adopt.

“Computershare” means Computershare Investor Services L.L.C., our stock transfer agent.

“CompX” means CompX International Inc., one of our publicly held sister corporations that manufactures precision slides, security products and ergonomic computer support systems.

“Contran” means Contran Corporation, the parent corporation of our consolidated tax group.

“Dixie Holding” means Dixie Holding Company, one of our parent corporations.

“Dixie Rice” means Dixie Rice Agricultural Corporation, Inc., one of our parent corporations.

“FAS 123R” means Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment.

“Foundation” means the Harold C. Simmons Foundation, Inc., a tax-exempt foundation organized for charitable purposes.

“independent directors” means the following directors: Cecil H. Moore, Jr., Keith R. Coogan, George E. Poston and R. Gerald Turner.

“ISA” means an intercorporate services agreement between or among Contran related companies pursuant to which employees of one or more related companies provide certain services, including executive officer services, to another related company on a fee basis.

“Keystone” means Keystone Consolidated Industries, Inc., one of our publicly held sister corporations that manufactures steel fabricated wire products, industrial wire and carbon steel rod.

“KII” means Kronos International, Inc., one of our wholly owned subsidiaries with operations in Germany.

“Kronos Worldwide,” “us,” “we” or “our” mean Kronos Worldwide, Inc.

“named executive officer” means any person named in the summary compensation table in this proxy statement.

“National” means National City Lines, Inc., one of our parent corporations.

“NL” means NL Industries, Inc., one of our publicly held parent corporations that is a diversified holding company with principal investments in us and CompX.

“NOA” means NOA, Inc., one of our parent corporations.

“non-management directors” means the following directors who are not one of our executive officers: Cecil H. Moore, Jr., Keith R. Coogan, George E. Poston, Glenn R. Simmons and R. Gerald Turner.

“NYSE” means the New York Stock Exchange.

“PwC” means PricewaterhouseCoopers LLP, our independent registered public accounting firm.

“record date” means the close of business on April 2, 2007, the date our board of directors set for the determination of stockholders entitled to notice of and to vote at the 2007 annual meeting of our stockholders.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Southwest” means Southwest Louisiana Land Company, Inc., one of our parent corporations.

“Tall Pines” means Tall Pines Insurance Company, an indirect wholly owned captive insurance subsidiary of Valhi.

“TFMC” means TIMET Finance Management Company, a wholly owned subsidiary of TIMET.

“TIMET” means Titanium Metals Corporation, one of our publicly held sister corporations that is an integrated producer of titanium metals products.

“TIMET series A preferred stock” means TIMET’s 6 ¾% series A convertible preferred stock, par value $0.01 per share.

“Valhi” means Valhi, Inc., one of our publicly held parent corporations that is a diversified holding company with principal investments in NL and us.

“VGI” means Valhi Group, Inc., one of our parent corporations.

“VHC” means Valhi Holding Company, one of our parent corporations.

Kronos Worldwide, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

———————————————

PROXY STATEMENT

———————————————

GENERAL INFORMATION

This proxy statement and the accompanying proxy card or voting instruction form are being furnished in connection with the solicitation of proxies by and on behalf of our board of directors for use at our 2007 Annual Meeting of Stockholders to be held on Thursday, May 17, 2007, and at any adjournment or postponement of the meeting. The accompanying notice of annual meeting of stockholders sets forth the time, place and purposes of the meeting. The notice, this proxy statement, the accompanying proxy card or voting instruction form and our Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, are first being mailed on or about April 16, 2007 to the holders of our common stock at the close of business on April 2, 2007. Our principal executive offices are located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

Please refer to the Glossary of Terms on page ii for the definitions of certain capitalized or other terms used in this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q: What is the purpose of the annual meeting?

A:	At the annual meeting, stockholders will vote on the election of seven directors and any other matter that may properly come before the meeting.

Q: How does the board recommend that I vote?

A:    The board of directors recommends that you vote FOR each of the nominees for director.

Q: Who is allowed to vote at the annual meeting?

A:
The board of directors has set the close of business on April 2, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. Only holders of record of our common stock as of the close of business on the record date are entitled to vote at the meeting. On the record date, 48,953,049 shares of our common stock were issued and outstanding. Each share of our common stock entitles its holder to one vote.

Q: How do I vote?

A:	If your shares are held by a bank, broker or other nominee (i.e., in “street name”), you must follow the instructions from your nominee on how to vote your shares.

If you are a stockholder of record, you may:

•	vote in person at the annual meeting; or

•	instruct the agents named on the proxy card how to vote your shares by completing, signing and mailing the enclosed proxy card in the envelope provided.

If you execute a proxy card but do not indicate how you would like your shares voted for one or more of the nominees, the agents will vote FOR the election of each such nominee for director and, to the extent allowed by applicable law, in the discretion of the agents on any other matter that may properly come before the meeting.

Q: Who will count the votes?

A:
The board of directors has appointed Computershare, our transfer agent and registrar, to receive proxies and ballots, ascertain the number of shares represented, tabulate the vote and serve as inspector of election for the meeting.

Q: May I change or revoke my proxy or voting instructions?

A:	If you are a stockholder of record, you may change or revoke your proxy instructions at any time before the meeting in any of the following ways:

•	delivering to Computershare a written revocation;

•	submitting another proxy card bearing a later date; or

•	voting in person at the meeting.

If your shares are held by a bank, broker or other nominee, you must follow the instructions from your nominee on how to change or revoke your voting instructions.

Q: What constitutes a quorum?

A:
A quorum is the presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting. Under the applicable rules of the NYSE and the SEC, brokers or other nominees holding shares of record on behalf of a client who is the actual beneficial owner of such shares are authorized to vote on certain routine matters without receiving instructions from the beneficial owner of the shares. If such a broker/nominee who is entitled to vote on a routine matter delivers an executed proxy card and does not vote on the matter, such a vote is referred to in this proxy statement as a “broker/nominee non-vote.” Shares of common stock that are voted to abstain from any business coming before the meeting and broker/nominee non-votes will be counted as being in attendance at the meeting for purposes of determining whether a quorum is present.

Q: What vote is required to elect a director nominee or approve any other matter?

A:
If a quorum is present, a plurality of the affirmative votes of the holders of our outstanding shares of common stock represented and entitled to be voted at the meeting is necessary to elect each nominee for director. The accompanying proxy card or voting instruction form provides space for you to withhold authority to vote for any of the nominees. Neither shares as to which the authority to vote on the election of directors has been withheld nor broker/nominee non-votes will be counted as affirmative votes to elect director nominees. However, since director nominees need only receive the plurality of the affirmative votes from the holders represented and entitled to vote at the meeting to be elected, a vote withheld from a particular nominee will not affect the election of such nominee.

Except as applicable laws may otherwise provide, if a quorum is present, the approval of any other matter that may properly come before the meeting will require the affirmative votes of the holders of a majority of the outstanding shares represented and entitled to vote at the meeting. Shares of our common stock that are voted to abstain from any other business coming before the meeting and broker/nominee non-votes will not be counted as votes for or against any such other matter.

Q: Who will pay for the cost of soliciting the proxies?

A:
We will pay all expenses related to the solicitation, including charges for preparing, printing, assembling and distributing all materials delivered to stockholders. In addition to the solicitation by mail, our directors, officers and regular employees may solicit proxies by telephone or in person for which such persons will receive no additional compensation. We have retained The Altman Group, Inc. to aid in the distribution of this proxy statement and related materials at an estimated cost of $1,300. Upon request, we will reimburse banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in distributing proxy materials and voting instructions to the beneficial owners of our common stock that such entities hold of record.

CONTROLLING STOCKHOLDERS

Valhi and NL are the direct holders of 59.2% and 35.8%, respectively, of the outstanding shares of our common stock as of the record date. Together, Valhi and NL own approximately 95.0% of the outstanding shares of our common stock. Valhi is the direct holder of 83.1% of the outstanding shares of NL common stock. Valhi and NL have each indicated their intention to have their shares of our common stock represented at the meeting and voted FOR the election of each of the director nominees to our board of directors. If Valhi alone attends the meeting in person or by proxy and votes as indicated, the meeting will have a quorum present and the stockholders will elect all the nominees to the board of directors.

SECURITY OWNERSHIP

Ownership of Kronos Worldwide. The following table and footnotes set forth as of the record date the beneficial ownership, as defined by regulations of the SEC, of our common stock held by each individual, entity or group known to us to own beneficially more than 5% of the outstanding shares of our common stock, each director, each named executive officer and all of our current directors and executive officers as a group. See footnote 4 below for information concerning the relationships of certain individuals and entities that may be deemed to own indirectly and beneficially more than 5% of the outstanding shares of our common stock. All information is taken from or based upon ownership filings made by such individuals or entities with the SEC or upon information provided by such individuals or entities.

	Kronos Worldwide Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)(2)

Harold C. Simmons (3)	5,255	(4)	*
Valhi, Inc. (3)	28,995,021	(4)	59.2%
NL Industries, Inc (3)	17,516,132	(4)	35.8%
TIMET Finance Management Company (3)	5,203	(4)	*
Annette C. Simmons (3)	36,356	(4)	*
	46,557,967	(4)	95.1%
Keith R. Coogan	1,000		*
Cecil H. Moore, Jr.	1,512	(4)	*
George E. Poston	2,500		*
Glenn R. Simmons	1,208	(4)	*
R. Gerald Turner	2,036		*
Steven L. Watson	5,233	(4)	*
Ulfert Fiand	-0-		-0-
H. Joseph Maas	-0-		-0-
Gregory M. Swalwell	-0-		-0-
James W. Brown	-0-		-0-
All our current directors and executive officers as a group (15 persons)	46,571,456	(4)	95.1%
——————————
* Less than 1%.

(1)	Except as otherwise noted, the listed entities, individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names.

(2)	The percentages are based on 48,953,049 shares of our common stock outstanding as of the record date.

(3)
The business address of Valhi, NL and Harold C. and Annette C. Simmons is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697. The business address of TFMC is 1007 Orange Street, Suite 1400, Wilmington, Delaware 19801.

(4)
Valhi and TFMC are the direct holders of approximately 83.1% and 0.5% of the outstanding shares of NL common stock, respectively. TIMET is the direct holder of 100% of the outstanding shares of common stock of TFMC. VHC, Annette C. Simmons, the CMRT, Harold C. Simmons, NL, the Foundation, the CDCT No. 2 and Valhi are the holders of approximately 31.0%, 11.5%, 9.5%, 3.2%, 1.4%, 0.3%, 0.1% and less than 0.1%, respectively, of the outstanding shares of TIMET common stock. NL’s percentage ownership of TIMET common stock includes 0.4% directly owned by a wholly owned subsidiary of NL. The ownership of TIMET common stock by Ms. Simmons includes 20,957,533 shares of TIMET common stock that she has the right to acquire upon conversion of 1,571,815 shares of TIMET series A preferred stock that she directly holds. The percentage ownership of TIMET common stock held by Ms. Simmons assumes the full conversion of only the shares of TIMET series A preferred stock she owns.

VHC, the Foundation, the CDCT No. 2 and the CMRT are the direct holders of approximately 92.1%, 0.9%, 0.4% and 0.1%, respectively, of the outstanding common stock of Valhi. VGI, National and Contran are the direct holders of 87.4%, 10.3% and 2.3%, respectively, of the outstanding common stock of VHC. National, NOA and Dixie Holding are the direct holders of approximately 73.3%, 11.4% and 15.3%, respectively, of the outstanding VGI common stock. Contran and NOA are the direct holders of approximately 85.7% and 14.3%, respectively, of the outstanding National common stock. Contran and Southwest are the direct holders of approximately 49.9% and 50.1%, respectively, of the outstanding NOA common stock. Dixie Rice is the direct holder of 100% of the outstanding common stock of Dixie Holding. Contran is the holder of 100% of the outstanding common stock of Dixie Rice and approximately 90.1% of the outstanding common stock of Southwest.

Substantially all of Contran’s outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons, of which Mr. Simmons is the sole trustee, or held by Mr. Simmons or persons or other entities related to Mr. Simmons. As sole trustee of these trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by these trusts. Mr. Simmons, however, disclaims beneficial ownership of any Contran shares these trusts hold.

The Foundation directly holds approximately 0.3% of the outstanding shares of TIMET common stock and 0.9% of the outstanding shares of Valhi common stock. The Foundation is a tax-exempt foundation organized for charitable purposes. Harold C. Simmons is the chairman of the board of the Foundation.

The CDCT No. 2 directly holds approximately 0.1% of the outstanding shares of TIMET common stock and 0.4% of the outstanding shares of Valhi common stock. U.S. Bank National Association serves as the trustee of the CDCT No. 2. Contran established the CDCT No. 2 as an irrevocable “rabbi trust” to assist Contran in meeting certain deferred compensation obligations that it owes to Harold C. Simmons. If the CDCT No. 2 assets are insufficient to satisfy such obligations, Contran must satisfy the balance of such obligations. Pursuant to the terms of the CDCT No. 2, Contran retains the power to vote the shares held by the CDCT No. 2, retains dispositive power over such shares and may be deemed the indirect beneficial owner of such shares.

The CMRT directly holds approximately 9.5% of the outstanding shares of TIMET common stock and 0.1% of the outstanding shares of Valhi common stock. Contran sponsors this trust to permit the collective investment by master trusts that maintain assets of certain employee defined benefit plans Contran and related entities adopt. Harold C. Simmons is the sole trustee of this trust and a member of the investment committee for this trust. Contran’s board of directors selects the trustee and members of this trust’s investment committee. Certain of our executive officers and Glenn R. Simmons are participants in one or more of the employee defined benefit plans that invest through this trust. Each of such persons disclaims beneficial ownership of any of the shares this trust holds, except to the extent of his or her individual vested beneficial interest, if any, in the plan assets this trust holds.

Harold C. Simmons is the chairman of the board and chief executive officer of us and NL and the chairman of the board of each of TIMET, Valhi, VHC, VGI, National, NOA, Dixie Holding, Dixie Rice, Southwest and Contran.

By virtue of the holding of the offices, the stock ownership and his services as trustee, all as described above, (a) Harold C. Simmons may be deemed to control certain of such entities and (b) Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of shares directly held by certain of such other entities. However, Mr. Simmons disclaims beneficial ownership of the shares beneficially owned, directly or indirectly, by any of such entities, except to the extent of his vested beneficial interest, if any, in shares held by the CMRT and his interest as a beneficiary of the CDCT No. 2. Mr. Harold Simmons disclaims beneficial ownership of all shares of our common stock beneficially owned, directly or indirectly, by Valhi, NL or TFMC.

All of our directors or executive officers who are also directors or executive officers of Valhi, NL, TFMC or their parent companies disclaim beneficial ownership of the shares of our common stock that such companies directly or indirectly hold.

Annette C. Simmons is the wife of Harold C. Simmons. She is the direct owner of 36,356 shares of our common stock, 256,575 shares of NL common stock, 152,627 shares of TIMET common stock, 1,571,815 shares of TIMET series A preferred stock and 43,400 shares of Valhi common stock. Mr. Simmons may be deemed to share indirect beneficial ownership of such shares. Mr. Simmons disclaims all such beneficial ownership.

The Annette Simmons Grandchildren’s Trust, a trust of which Harold C. Simmons and Annette C. Simmons are co-trustees and the beneficiaries of which are the grandchildren of Annette C. Simmons, is the direct holder of 17,432 shares of TIMET common stock and 36,500 shares of Valhi common stock. Mr. Simmons, as co-trustee of this trust, has the power to vote and direct the disposition of the shares of Valhi common stock this trust directly holds. Mr. Simmons disclaims beneficial ownership of any shares of that this trust holds.

Harold C. Simmons is the direct owner of 5,255 shares of our common stock, 554,300 shares of NL common stock, 5,114,515 shares of TIMET common stock and 3,383 shares of Valhi common stock.

NL and one of its subsidiaries directly hold 3,522,967 and 1,186,200 shares of Valhi common stock, respectively. Since NL is a majority owned subsidiary of Valhi, and pursuant to Delaware law, Valhi treats the shares of Valhi common stock that NL and its subsidiary hold as treasury stock for voting purposes. For the purposes of calculating the percentage ownership of the outstanding shares of Valhi common stock as of the record date in this proxy statement, such shares are not deemed outstanding.

Contran is the sole owner of Valhi’s 6% series A preferred stock and VHC’s 2% convertible preferred stock. Messrs. Harold and Glenn Simmons and Watson each own one director qualifying share of Dixie Rice and Southwest.

Valhi has pledged 14,987,305 shares of our common stock as security. VHC has pledged 3,304,992 shares of TIMET common stock as security.

The business address of Contran, the CDCT No. 2, the CMRT, Dixie Holding, the Foundation, National, NOA, NL, TIMET, Valhi, VGI and VHC is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697. The business address of Dixie Rice is 600 Pasquiere Street, Gueydan, Louisiana 70542. The business address of Southwest is 402 Canal Street, Houma, Louisiana 70360.

We understand that Contran and related entities may consider acquiring or disposing of shares of our common stock through open market or privately negotiated transactions, depending upon future developments, including, but not limited to, the availability and alternative uses of funds, the performance of our common stock in the market, an assessment of our business and prospects, financial and stock market conditions and other factors deemed relevant by such entities. We may similarly consider acquisitions of shares of our common stock and acquisitions or dispositions of securities issued by related entities.

Ownership of Related Companies.  Some of our directors and executive officers own equity securities of several companies related to us.

Ownership of NL and Valhi. The following table and footnotes set forth the beneficial ownership, as of the record date, of the shares of common stock of NL and Valhi held by each of our directors, each named executive officer and all of our current directors and executive officers as a group. All information is taken from or based upon ownership filings made by such individuals or entities with the SEC or upon information provided by such individuals or entities.

	NL Common Stock			Valhi Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)(2)	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)(3)

Harold C. Simmons	554,300	(4)	1.1%	3,383	(4)	*
Valhi, Inc.	40,387,531	(4)	83.1%	n/a		n/a
TIMET Finance Management Company.	222,100	(4)	*	-0-		-0-
Valhi Holding Company	-0-	(4)	-0-	105,098,763	(4)	92.1%
Contran Corporation	-0-	(4)	-0-	439,400	(4)(6)	*
Harold Simmons Foundation, Inc	-0-	(4)	-0-	1,006,500	(4)	*
The Combined Master Retirement Trust	-0-	(4)	-0-	115,000	(4)	*
Annette C. Simmons	256,575	(4)	*	43,400	(4)	*
Annette Simmons Grandchildren’s Trust	-0-	(4)	-0-	36,500	(4)	*
	41,420,506		85.3%	106,742,946		93.5%

Keith R. Coogan.	-0-		-0-	-0-		-0-
Cecil H. Moore, Jr.	2,000		*	-0-		-0-
George E. Poston	-0-		-0-	-0-		-0-
Glenn R. Simmons	10,000	(4)	*	22,247	(4)(7)	*
R. Gerald Turner	1,000		*	-0-		-0-
Steven L. Watson	10,000	(4)	*	67,246	(4)(5)	*
Ulfert Fiand	1,200	(5)	*	-0-		-0-
H. Joseph Maas	1,200	(5)	*	-0-		-0-
Gregory M. Swalwell	-0-		-0-	81,166	(5)	*
James W. Brown	-0-		-0-	-0-		-0-
All our current directors and executive officers as a group (15 persons)	41,453,506	(4)(5)	85.3%	106,978,605	(4)(5)(6)(7)	93.6%
——————————
* Less than 1%.

(1)
Except as otherwise noted, the listed entities, individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names. The number of shares and percentage of ownership for each individual or group assumes the exercise by such individual or group (exclusive of others) of stock options that such individual or group may exercise within 60 days subsequent to the record date.

(2)	The percentages are based on 48,586,034 shares of NL common stock outstanding as of the record date.

(3)
The percentages are based on 114,156,078 shares of Valhi common stock outstanding as of the record date. For purposes of calculating the outstanding shares of Valhi common stock as of the record date, 3,522,967 and 1,186,200 shares of Valhi common stock held by NL and a wholly owned subsidiary of NL, respectively, are treated as treasury stock for voting purposes and excluded from the amount of Valhi common stock outstanding.

(4)
See footnote 4 to the ownership of Kronos Worldwide table above for a description of certain relationships among the individuals, entities or groups appearing in this table. All our directors or executive officers who are also directors or executive officers of Valhi, TFMC, VHC, Contran, the Foundation or their parent companies disclaim beneficial ownership of the shares of NL or Valhi common stock that such entities directly or indirectly own.

Other than the securities he holds directly, Harold C. Simmons disclaims beneficial ownership of any and all securities that his wife, Annette C. Simmons, directly or indirectly owns.

VHC has pledged 13,920,000 shares of Valhi common stock as security.

(5)
The shares of NL or Valhi common stock shown as beneficially owned by such person or group include the following number of shares such person or group has the right to acquire upon the exercise of stock options that such person or group may exercise within 60 days subsequent to the record date:

Name of Beneficial Owner	Shares of NL Common Stock Issuable Upon the Exercise of Stock Options On or Before June 1, 2007	Shares of Valhi Common Stock Issuable Upon the Exercise of Stock Options On or Before June 1, 2007

Steven L. Watson	-0-	50,000
Ulfert Fiand	1,200	-0-
H. Joseph Maas	1,200	-0-
Gregory M. Swalwell	-0-	80,000
All our current directors and executive officers as a group (15 persons)	10,000	195,000

(6)	Represents the 439,400 shares of Valhi common stock the CDCT No. 2 directly holds.

(7)
The shares of Valhi common stock shown as beneficially owned by Glenn R. Simmons include 800 shares his wife holds in her retirement account, with respect to which shares he disclaims beneficial ownership.

ELECTION OF DIRECTORS

Our bylaws provide that the board of directors shall consist of one or more members as determined by our board of directors or stockholders. The board of directors has currently set the number of directors at seven. The directors elected at the meeting will hold office until our 2008 Annual Meeting of Stockholders and until their successors are duly elected and qualified or their earlier removal or resignation.

All of the nominees are currently members of our board of directors whose terms will expire at the meeting. All of the nominees have agreed to serve if elected. If any nominee is not available for election at the meeting, all shares represented by a proxy card will be voted FOR an alternate nominee to be selected by the board of directors, unless the stockholder executing such proxy card withholds authority to vote for such nominee. The board of directors believes that all of its nominees will be available for election at the meeting and will serve if elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE FOLLOWING NOMINEES FOR DIRECTOR.

Nominees for Director. The respective nominees have provided the following information.

Keith R. Coogan, age 54, has served on our board of directors since 2004. Mr. Coogan is currently a private investor. From 2002 to September 2006, Mr. Coogan served as chief executive officer of Software Spectrum, Inc., a global business-to-business software services provider that Level 3 Communications, Inc. sold to Insight Enterprises Inc. in September 2006 and that, from 1991 to 2002, was a publicly held corporation. From 1990 to 2002, he served in various other executive officer positions with Software Spectrum, Inc., including vice president of finance and operations and chief operating officer. He is also a director of TIMET and a member of TIMET’s audit committee, management development and compensation committee and nominations committee. Mr. Coogan is a member of our audit committee and management development and compensation committee.

Cecil H. Moore, Jr., age 67, has served on our board of directors since 2003. Mr. Moore is currently a private investor and retired from KPMG LLP in 2000 after 37 years in which he served in various capacities with the public accounting firm. Among other positions, he served as managing partner of the firm’s Dallas, Texas business unit from 1990 to 1999. Prior to 1990, Mr. Moore was partner-in-charge of the audit and accounting practice of the firm’s Dallas, Texas business unit for 12 years. Mr. Moore is also a director and chairman of the audit committee of Perot Systems Corporation, a worldwide provider of information technology services and business solutions. He is chairman of our audit committee and on the board of directors and audit committee of NL.

George E. Poston, age 71, has served on our board of directors since 2003. From 2002 to 2003, he served as a director of NL. He has been president of Poston Real Estate Co., a privately held commercial real estate investment company, and president of Poston Capital Co., a privately held investment company, since 1970. Mr. Poston is a member of our audit committee and management development and compensation committee.

Glenn R. Simmons, age 79, has served on our board of directors since 2003. Mr. Simmons has been vice chairman of the board of Valhi and Contran since prior to 2002. He has been chairman of the board of CompX and Keystone since prior to 2002 and also serves on the board of directors of NL and TIMET. In 2004, Keystone filed a voluntary petition for reorganization under federal bankruptcy laws and emerged from the bankruptcy proceedings in 2005. Mr. Simmons has been an executive officer or director of various companies related to Valhi and Contran since 1969. He is a brother of Harold C. Simmons.

Harold C. Simmons, age 75, has served as our chairman of the board and chief executive officer since 2003. Mr. Simmons has served as chief executive officer of NL since 2003 and chairman of the board of NL since prior to 2002. He also has served as chairman of the board of TIMET since 2005, chief executive officer of TIMET from 2005 to 2006 and vice chairman of the board of TIMET from 2004 to 2005. Mr. Simmons has been chairman of the board of Valhi and Contran since prior to 2002 and was chief executive officer of Valhi in 2002 and prior years. Mr. Simmons has been an executive officer or director of various companies related to Valhi and Contran since 1961. Mr. Simmons is a brother of Glenn R. Simmons.

Dr. R. Gerald Turner, age 61, has served on our board of directors since 2003. In 2003, he was a director of NL. He has served since 1995 as president of Southern Methodist University in Dallas, Texas. He held previous executive and administrative positions at the University of Mississippi, the University of Oklahoma and Pepperdine University. He serves on the board of directors of J.C. Penney Company, Inc., American Beacon Advisors Funds and First Broadcasting Investment Partners, LLC. Dr. Turner is a member of our audit committee and chairman of our management development and compensation committee.

Steven L. Watson, age 56, has served as our vice chairman of the board since 2004 and on our board of directors since 2003. Mr. Watson has been chief executive officer of Valhi since 2002 and president and a director of Valhi and Contran since 1998. He has also served as TIMET’s chief executive officer since 2006 and vice chairman of the board since 2005. Mr. Watson is also a director of CompX, Keystone and NL. Mr. Watson has served as an executive officer or director of various companies related to Valhi and Contran since 1980.

EXECUTIVE OFFICERS

Set forth below is certain information relating to our executive officers. Each executive officer serves at the pleasure of the board of directors. Biographical information with respect to Harold C. Simmons and Steven L. Watson is set forth under the nominees for director subsection above.

Name	Age	Position(s)
Harold C. Simmons	75	Chairman of the Board and Chief Executive Officer
Steven L. Watson	56	Vice Chairman of the Board
Ulfert Fiand	58	President, Manufacturing and Technology
H. Joseph Maas	55	President, Sales and Marketing
Douglas C. Weaver	65	Senior Vice President, Development
Robert D. Graham	51	Vice President and General Counsel
Tim C. Hafer	45	Vice President and Controller
Kelly D. Luttmer.	43	Vice President and Tax Director
John A. St. Wrba.	50	Vice President and Treasurer
Gregory M. Swalwell	50	Vice President, Finance and Chief Financial Officer

Dr. Ulfert Fiand has served as our president, manufacturing and technology since 2004 and previously served as our senior vice president, manufacturing and technology since 2003. Since 2001, he has served as president, manufacturing and technology of KII. Dr. Fiand joined KII in 1988, and previously served as group leader and director of chloride process technology, director of process technology and vice president of production & process technology.

H. Joseph Maas has served as our president, sales and marketing since 2004 and served as our senior vice president, sales and marketing since 2003. From 1985 to 2003, Mr. Maas served as our director of marketing and later as our vice president of marketing. From 1978 to 2003, Mr. Maas held several positions in commercial development, marketing and planning for various divisions of NL (Rheox and Spencer Kellogg).

Douglas C. Weaver has served as our senior vice president, development since 2003. Mr. Weaver served as our vice president, development since 1998. Prior to that, Mr. Weaver served in various manufacturing, engineering and planning capacities with NL since joining NL in 1973.

Robert D. Graham has served as vice president and general counsel of us and NL since 2003, executive vice president of TIMET since 2006, vice president of TIMET from 2004 to 2006 and vice president of Valhi and Contran since 2002. From 1997 to 2002, Mr. Graham served as an executive officer and later as executive vice president and general counsel of Software Spectrum, Inc. From 1985 to 1997, Mr. Graham was a partner in the law firm of Locke Purnell Rain Harrell (A Professional Corporation), a predecessor to Locke Liddell & Sapp LLP.

Tim C. Hafer has served as vice president and controller of us and NL since May 2006. He served as director - finance and control of us and NL from 2003 to May 2006. For 2003 and prior years, Mr. Hafer served as an assistant controller of Valhi and Contran. Mr. Hafer has served in financial accounting positions with various companies related to Valhi and Contran since 1999.

Kelly D. Luttmer has served as vice president of us, CompX, Contran, NL and Valhi since 2004, vice president and tax director of TIMET since 2006, tax director of us and NL since 2003 and tax director of CompX, Valhi and Contran since 1998. Ms. Luttmer has served in tax accounting positions with various companies related to Valhi and Contran since 1989.

John A. St. Wrba has served as our vice president since 2004 and our treasurer since 2003. He has also served as vice president and treasurer of Valhi since 2005, Contran since 2004 and NL since 2003. He was NL’s assistant treasurer from 2002 to 2003. From 2000 until 2002, he was assistant treasurer of Kaiser Aluminum & Chemical Corporation, a leading producer of fabricated aluminum products.

Gregory M. Swalwell has served as chief financial officer of us and NL since 2004, vice president, finance of us and NL since 2003 and vice president and controller of Valhi and Contran since prior to 2001. Mr. Swalwell has served in accounting positions with various companies related to Valhi and Contran since 1988.

CORPORATE GOVERNANCE

Controlled Company Status, Director Independence and Committees. Because of Valhi’s direct and indirect ownership of approximately 95.0% of our common stock, we are considered a controlled company under the listing standards of the NYSE. Pursuant to the listing standards, a controlled company may choose not to have a majority of independent directors, independent compensation, nominating or corporate governance committees or charters for these committees. We have chosen not to have an independent nominating or corporate governance committee or charters for these committees. Our board of directors believes that the full board of directors best represents the interests of all of our stockholders and that it is appropriate for all matters that would be considered by a nominating or corporate governance committee to be considered and acted upon by the full board of directors. Applying the NYSE director independence standards without any additional categorical standards, the board of directors has determined that Keith R. Coogan, Cecil H. Moore, Jr., George E. Poston and R. Gerald Turner are independent and have no material relationship with us other than serving as our directors. While the members of our management development and compensation committee currently satisfy the independence requirements of the NYSE, we have chosen not to satisfy all of the NYSE listing standards for a compensation committee.

2006 Meetings and Standing Committees of the Board of Directors. The board of directors held three meetings and took action by written consent on two occasions in 2006. Each director participated in at least 90% of such meetings and of the 2006 meetings of the committees on which he or she served at the time. It is expected that each director will attend our annual meetings of stockholders, which are held immediately before the annual meetings of the board of directors. All of our directors attended our 2006 annual stockholder meeting.

The board of directors has established and delegated authority to two standing committees, which are described below. The board of directors is expected to elect the members of the standing committees at the board of directors annual meeting immediately following the annual stockholder meeting. The board of directors from time to time may establish other committees to assist it in the discharge of its responsibilities.

Audit Committee. Our audit committee assists with the board of directors’ oversight responsibilities relating to our financial accounting and reporting processes and auditing processes. The purpose, authority, resources and responsibilities of our audit committee are more specifically set forth in our audit committee charter. Applying the requirements of the NYSE listing standards (without additional categorical standards) and SEC regulations, as applicable, the board of directors has determined that:

•	each member of our audit committee is independent, financially literate and has no material relationship with us other than serving as our director; and

•	Mr. Cecil H. Moore, Jr. is an “audit committee financial expert.”

No member of our audit committee serves on more than three public company audit committees. For further information on the role of our audit committee, see the audit committee report in this proxy statement. The current members of our audit committee are Cecil H. Moore, Jr. (chairman), Keith R. Coogan, George E. Poston and R. Gerald Turner. Our audit committee held seven meetings in 2006.

Management Development and Compensation Committee. The principal responsibilities of our management development and compensation committee are:

•	to recommend to the board of directors whether or not to approve any proposed charge to us or any of our privately owned subsidiaries pursuant to an ISA with a related party;

•	to review, approve and administer certain matters regarding our employee benefit plans or programs, including annual segment profit bonus awards under our Share-in-Performance Plan;

•	to review, approve, administer and grant awards under our equity compensation plan; and

•	to review and administer such other compensation matters as the board of directors may direct from time to time.

As discussed above, the board of directors has determined that each member of our management development and compensation committee is independent by applying the NYSE director independence standards (without additional categorical standards). In certain instances under our 2003 Long-Term Incentive Plan, a plan allowing for grants of cash or equity performance awards, the management development and compensation committee may delegate its authority to administer this plan to certain individuals, which delegation authority the committee has not utilized. With respect to the role of our executive officers in determining or recommending the amount or form of executive compensation, see the compensation discussion and analysis section of this proxy statement. With respect to director compensation, our executive officers make recommendations on such compensation directly to our board of directors for its consideration without involving the management development and compensation committee. The current members of our management development and compensation committee are R. Gerald Turner (chairman), Keith R. Coogan and George E. Poston. Our management development and compensation committee held one meeting in 2006.

Non-Management and Independent Director Meetings. Pursuant to our corporate governance guidelines our non-management directors are entitled to meet on a regular basis throughout the year, and will meet at least once annually, without management participation. Our independent directors also meet at least once annually, without management participation. The chairman of our audit committee presides at all of these meetings.

Stockholder Proposals and Director Nominations for the 2008 Annual Meeting of Stockholders. Stockholders may submit proposals on matters appropriate for stockholder action at our annual stockholder meetings, consistent with rules adopted by the SEC. We must receive such proposals not later than December 18, 2007 to be considered for inclusion in the proxy statement and form of proxy card relating to our annual meeting of stockholders in 2008. Our bylaws require that the proposal must set forth a brief description of the proposal, the name and address of the proposing stockholder as they appear on our books, the number of shares of our common stock the stockholder holds and any material interest the stockholder has in the proposal.

The board of directors will consider the director nominee recommendations of our stockholders. Our bylaws require that a nomination set forth the name and address of the nominating stockholder, a representation that the stockholder will be a stockholder of record entitled to vote at the annual stockholder meeting and intends to appear in person or by proxy at the meeting to nominate the nominee, a description of all arrangements or understandings between the stockholder and the nominee (or other persons pursuant to which the nomination is to be made), such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC and the consent of the nominee to serve as a director if elected.

The board of directors has no specific minimum qualifications for director candidates. The board of directors will consider a potential director nominee’s ability to satisfy the need, if any, for any required expertise on the board of directors or one of its committees. Historically, our management has recommended director nominees to the board of directors. Because under the NYSE listing standards we may be deemed to be a controlled company, the board of directors believes that additional policies or procedures with regard to the consideration of director candidates recommended by its stockholders are not appropriate.

For proposals or director nominations to be brought at the 2008 annual meeting of stockholders but not included in the proxy statement for such meeting, our bylaws require that the proposal or nomination must be delivered or mailed to our principal executive offices in most cases no later than March 2, 2008. Proposals and nominations should be addressed to: Corporate Secretary, Kronos Worldwide, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

Stockholder Communications. Stockholders and other interested parties who wish to communicate with the board of directors or its non-management directors may do so through the following procedures. Such communications not involving complaints or concerns regarding accounting, internal accounting controls and auditing matters related to us may be sent to the attention of our corporate secretary at Kronos Worldwide Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697. Provided that any such communication relates to our business or affairs and is within the function of our board of directors or its committees, and does not relate to insignificant or inappropriate matters, such communications, or summaries of such communications, will be forwarded to the chairman of our audit committee, who also serves as the presiding director of our non-management and independent director meetings.

Complaints or concerns regarding accounting, internal accounting controls and auditing matters, which may be made anonymously, should be sent to the attention of our general counsel with a copy to our chief financial officer at the same address as our corporate secretary. These complaints or concerns will be forwarded to the chairman of our audit committee. We will keep these complaints or concerns confidential and anonymous, to the extent feasible, subject to applicable law. Information contained in such a complaint or concern may be summarized, abstracted and aggregated for purposes of analysis and investigation.

Compensation Committee Interlocks and Insider Participation. As discussed above, for 2006 the management development and compensation committee was composed of R. Gerald Turner, Keith R. Coogan and George E. Poston. No member of the committee:

•	was an officer or employee of ours during 2006 or any prior year;

•	had any related party relationships with us that requires disclosure under applicable SEC rules; or

•	had any interlock relationships within the scope of the intent of applicable SEC rules.

Code of Business Conduct and Ethics. We have adopted a code of business conduct and ethics. The code applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller. Only the board of directors may amend the code. Only our audit committee or other committee of the board of directors with specific delegated authority may grant a waiver of this code. We will disclose amendments to or waivers of the code as required by law and the applicable rules of the NYSE.

Corporate Governance Guidelines. We have adopted corporate governance guidelines to assist the board of directors in exercising its responsibilities. Among other things, the corporate governance guidelines provide for director qualifications, for independence standards and responsibilities, for approval procedures for ISAs and that our audit committee chairman presides at all meetings of the non-management or independent directors.

Availability of Corporate Governance Documents. A copy of each our audit committee charter, code of business conduct and ethics and corporate governance guidelines is available on our website at www.kronosww.com under the corporate section. In addition, any person may obtain a copy of these three documents without charge, by sending a written request to the attention of our corporate secretary at Kronos Worldwide Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

AND OTHER INFORMATION

Compensation Discussion and Analysis. We employed two of our named executive officers in 2006. The rest of our named executive officers who provided their services to us in 2006 under our ISA with Contran were employees of Contran. We also have one additional former executive officer employed by Contran who is included in the summary compensation table based on his charge to us under this ISA in 2006.

Compensation of Our Named Executive Officers Employed by Us. In 2006, we employed the following named executive officers:

Name	Position(s)

Ulfert Fiand	President, Manufacturing and Technology
H. Joseph Maas	President, Sales and Marketing

Overview. Prior to 2004, we decided to forego long-term compensation (other than defined benefit and contribution retirement plans), and implemented a compensation program that is primarily cash-based, with minimal perquisites. Our objectives for the primarily cash-based compensation program as it relates to our named executive officers employed by us are to:

•	have a total individual compensation package that is easy to understand; and

•
achieve a balanced compensation package that would attract and retain highly qualified executive officers and appropriately reflect each such officer’s individual performance, contributions and general market value.

As a result, annual compensation for our named executive officers employed by us primarily consists of base salaries and segment profit bonus awards under our Share-in-Performance Plan.

We do not base our employed named executive officer compensation on any specific measure of our financial performance other than segment profit, as described below, with respect to segment profit bonus awards and matching contributions under our savings plan. We determine the amount of each component of such compensation solely on our collective business judgment and experience, without performing any independent market research. We do not enter into any written employment agreements with our employed named executive officers.

Base Salaries. We have established the annual base salaries for our employed named executive officers on a position-by-position basis based on responsibility and experience. We pay this portion of each of our employed named executive officer’s compensation to provide him with a reliable amount of compensation for the year, subject to his continued at-will employment and satisfactory performance for his services at the level of his responsibilities. Lawrence A. Wigdor, our chief operations management consultant and former president and chief executive officer, has the responsibility to conduct annual internal reviews of our employed named executive officer salary levels and make recommendations to our chief financial officer and vice chairman of the board on adjustments, if any, to their salaries. Our chief financial officer and vice chairman of the board then make such changes to the recommendations, if any, as they may deem appropriate before presenting recommendations on salary adjustments to our chief executive officer. Our chief executive officer then approves any annual adjustments to the salaries of our employed named executive officers after making such adjustments to the recommendations, if any, that he chooses. These salary adjustments are subsequently reported to our management development and compensation committee. All of these recommendations and the determinations are based on:

•
our evaluations of the past year annual base-salary amounts with adjustments made as result of our financial position, inflation, past and potential future individual performance and contributions or alternative career opportunities that might be available to our named executive officers employed by us, although we do not have any specific formula for applying these factors; and

•	our collective business judgment and experience, without performing any independent market research.

In the first quarter of 2006, our chief executive officer approved increases of approximately 5.0% in the base salaries for our employed named executive officers that became effective in April 2006. We increased these base salaries primarily to account for inflation and for additional recognition of prior promotions. We did not utilize any specific measure of our financial performance in determining the amount of these increases. The 2006 salaries for our named executive officers employed by us are disclosed in their salary column in the summary compensation table in this proxy statement.

Segment Profit Bonus Awards. We pay segment profit bonus awards to our key employees, including our employed named executive officers, to motivate them to achieve higher levels of performance in attaining our corporate goals and reward them for such performance. Segment profit bonus awards under our Share-in-Performance Plan constitute a significant portion of the potential annual cash compensation for our employed named executive officers. Segment profit bonus awards are based on our achieving annual predetermined segment profit levels. For purposes of this plan, segment profit is defined as income before taxes, interest expense and certain general corporate items. The general corporate items excluded from segment profit include corporate expenses and interest income not attributable to our titanium dioxide operations. We use segment profit to determine our bonus awards because segment profit is how we assess the performance of our titanium dioxide operations.

In the first quarter of each year, our chief financial officer, with the assistance of our chief operations management consultant, makes recommendations to our board of directors regarding our business plan for the year after reviewing market conditions and our operations, competitive position, marketing opportunities and strategies for maximizing financial performance. Our board of directors approves our business plan with such modifications as it deems appropriate, if any. Based on the recommendations of our chief financial officer and vice chairman of the board, with the assistance of our chief operations management consultant, our chief executive officer determines the three segment profit levels that management will recommend to our management development and compensation committee. These three levels are a threshold, target and a maximum level. Pursuant to the Share-in-Performance Plan, if segment profits fall below the minimum level, we do not pay any segment profit bonus award. We pay target level awards if we achieve at, around or in excess of the target level but not the maximum level. The maximum level segment profit bonus is paid only if we achieve segment profit at or above the maximum level. The target level is set at the segment profit level projected by the business plan. The threshold level is generally set at about 60% of the target level and the maximum level is generally set at about 140% of the target level. We set the segment profit levels with an expectation that we will pay target level segment profit bonuses each year. The segment profit levels are then presented to our management development and compensation committee, which then approves such segment profit levels after making such adjustments to the recommendations, if any, that it chooses.

For each segment profit level, the actual amount of the segment profit bonus awarded to a participant as a percentage of his or her base salary varies within pre-established ranges that we do not change from year to year. We use different ranges for each of the three segment profit levels. For each of the three segment profit levels, we use different ranges depending on the responsibility and experience of the named executive officer. Based on the segment profit level actually achieved each year, and using the range applicable for our employed named executive officers, the actual amount of the segment profit bonus awarded to a participant is determined based on the individual’s performance rating for the year. For our employed named executive officers, our chief operations management consultant, with the assistance of our chief financial officer, determines the performance rating in the first quarter of the following year.

For 2006, our management development and compensation committee approved, based on management’s recommendation, a minimum segment profit level at 63% of the target level, a target segment profit level at the level projected by the 2006 business plan and a maximum segment profit level at 140% of the target level. Based on management’s recommendation and in order to lessen the effect of certain uncontrollable events that might affect performance under the business plan, the committee also approved the payment of reduced target level awards if we were to achieve segment profit at 90% or higher of the target level but not achieve the target level, which award would be reduced by the pro rata amount by which the achieved segment profit was less than the target level.

In the first quarter of the 2007, we determined that we had achieved 2006 segment profits at the target level. As a function of this determination and the performance rating the officer received for 2006, each of our employed named executive officers received the 2006 segment profit bonus award set forth next to his name in the non-equity incentive plan compensation column of the summary compensation table in this proxy statement. The ranges of base salary our employed named executive officers would have received as a segment profit bonus award for 2006 had we achieved a different segment profit level or the officer had received a different performance rating for 2006 is set forth in the grants of plan-based awards table in this proxy statement.

Defined Benefit Plans. Historically, we offered pension plan benefits to our employees, including our employed named executive officers. However, to reduce our pension liabilities and promote retirement savings through defined contribution plans or as similar a plan as foreign jurisdictions may allow:

•	in 1996, we suspended all future accruals under our domestic pension plan and closed the plan to new participants; and

•	we closed participation in the Bayer Pensionskasse defined benefit pension plan to employees hired by our German operations on or after January 1, 2005.

Mr. Maas participates in the domestic pension plan. Dr. Fiand participates in the Bayer Pensionskasse and is the only employed named executive officer who participates in a pension plan that continues to accrue benefits on behalf of its participants. The increase for financial statement reporting purposes in the actuarial present value of Dr. Fiand’s accumulated pension benefit under this plan in 2006 is included in the change in pension value and nonqualified deferred compensation earnings column in the summary compensation table.

Historically, we offered non-qualified, unfunded, defined benefit supplemental retirement plans to our executive officers to compensate them for certain income restrictions that affect their participation level under our pension plans. In 2004, we terminated these supplemental retirement plans for our domestic employees. Currently, Dr. Fiand is the only named executive officer that continues to accrue benefits under such a supplemental plan. Dr. Fiand’s supplement defined benefit compensation is provided by the Supplemental Pension Promise and the Individual Pension Promise provided by our German operations. The increase or decrease for financial statement reporting purposes in the actuarial present value of Dr. Fiand’s accumulated benefit under these supplemental plans in 2006 is also included in the same column of the summary compensation table as the increase in his accumulated pension plan benefit.

See the pension benefits section in this proxy statement for descriptions of each of these plans and additional information regarding Dr. Fiand’s and Mr. Maas’ benefits under them.

Defined Contribution Plans. To promote retirement savings for our employees, we pay annual contributions to our domestic employees, including one of our employed named executive officers, under our savings plan, which is a 401(k) defined contribution plan. Our annual contributions to this plan consist of three components: matching contributions pursuant to the savings feature of the plan, retirement contributions and transition contributions. We added the retirement and transition contributions to the plan to compensate our domestic employees for the termination of pension benefits.

The same segment profit levels approved by the management development and compensation committee with respect to the Share-in-Performance Plan determine the amount of the matching contribution we make to a participant’s account under our savings plan. We contribute the following percentages of a participant’s contributions for a plan year depending on the highest segment profit we achieve in that year up to 8% of the participant’s annual eligible compensation as defined in the plan:

Threshold Level	Target Level	Maximum Level

25%	50%	75%

We also annually make:

•	retirement contributions to a participant’s account under the savings plan equal to 4% of the participant’s annual eligible compensation as defined in the plan; and

•	transition contributions for participants actively employed by us on April 1, 1996.

The transition contributions are a function of each participant’s compensation, age and years of service on April 1, 1996. Each participant who receives these annual contributions has a different formula for determining the contribution. The formula for Mr. Maas is 1.5% of his annual eligible compensation as defined in the plan.

Mr. Maas received all of these contributions in 2006 under the savings plan, which are included in the all other compensation column in the summary compensation table in this proxy statement.

Equity-Based Compensation. Prior to 2004, we decided to forego the grant of any equity compensation to our employees, although we continue to grant annual awards of stock to our directors. We also do not have any security ownership requirements or guidelines for our management or directors. We do not currently anticipate any equity-based compensation will be granted in 2007, other than the annual grants of stock to our directors. See the director compensation section in this proxy statement for a discussion of these annual grants. The dollar amount for option awards appearing in the summary compensation table represents the income we recognized for financial statement reporting purposes in 2006 for options to purchase NL common stock held by the named executive officer. These options were granted to the officer when we were a wholly owned subsidiary of NL. The dollar amount of stock awards appearing in the summary compensation table represents the value recognized for financial statement reporting purposes of shares of our common stock we granted to Messrs. Harold Simmons and Watson in 2006 for their director services.

Perquisites and Other Personal Benefits. In 2006, we continued to pay certain perquisites or other personal benefits to our named executive officers employed by us because they were minimal or generally expected in the country where the officer was employed. For 2006, we paid annual automobile expenses for Dr. Fiand and life insurance for our domestic named executive officers employed by us. The cost of these perquisites and other personal benefits for each of our employed named executive officers is included in his all other compensation column of the summary compensation table.

Compensation of Our Named Executive Officers Employed by Contran.  During 2006, we paid Contran a fee for services provided pursuant to our ISA with Contran, which fee was approved by our independent directors, after receiving the recommendation of our management development and compensation committee. Such services provided under this ISA included the services of the following current and former executive officers of ours:

Name	Positions with Kronos Worldwide

Harold C. Simmons	Chairman of the Board and Chief Executive Officer
Steven L. Watson	Vice Chairman of the Board
Robert D. Graham	Vice President and General Counsel
Tim C. Hafer	Vice President and Controller
Kelly D. Luttmer	Vice President and Tax Director
John A. St. Wrba	Vice President and Treasurer
Gregory M. Swalwell	Vice President, Finance and Chief Financial Officer
James W. Brown	Former Vice President and Controller

The charge under this ISA reimburses Contran for its cost of employing the personnel who provide the services by allocating such cost to us based on the estimated time such personnel were expected to devote to us over the year. The amount of the fee we paid in 2006 under this ISA for a person who provided services to us represents, in management’s view, the reasonable equivalent of “compensation” for such services. See the intercorporate services agreements part of the certain relationships and transactions section of this proxy statement for the aggregate amount we paid to Contran in 2006 under this ISA. Under the various ISAs among Contran and its subsidiaries, we share the cost of the employment of our named executive officers employed by Contran with Contran and certain of its other publicly held subsidiaries. For our named executive officers employed by Contran, the portion of the annual charge we paid in 2006 to Contran under this ISA attributable to each of their services is set forth in footnote 2 to the summary compensation table in this proxy statement. Footnote 2 also sets forth the cash fees we paid to each of Messrs. Simmons and Watson for their director services. The amount charged under the ISA and the cash director fees are not dependent upon our financial performance.

We believe the cost of the services received under the ISA with Contran, after considering the quality of the services received, is fair to us and is no less favorable to us than we could otherwise obtain from an unrelated third party for comparable services, based solely on our collective business judgment and experience without performing any independent market research.

In late 2005, Contran’s senior management, including certain of our named executive officers, estimated the number of hours (out of a standard 2,080-hour year) that each Contran employee, including our named executive officers, was expected to devote in 2006 to Contran and its subsidiaries, including us. Contran’s senior management then allocated Contran’s cost of employing each of its employees among Contran and its various subsidiaries based on the ratio of the estimated hours of service devoted to each company and the total number of standard hours in the year. The cost of each officer’s services that is allocated for 2006 was the sum of the following:

•	the annualized base salary of such officer at the beginning of 2006;

•	the bonus Contran paid such officer (other than bonuses for specific matters) in 2005, which served as a reasonable approximation of the bonus that may be paid in 2006; and

•
a 21% overhead factor applied to the base salary for the cost of medical and life insurance benefits, social security and medicare taxes, unemployment taxes, disability insurance, defined benefit and defined contribution plan benefits, professional education and licensing and costs of providing an office, equipment and supplies related to the provision of such services.

Contran’s senior management then made such adjustments to the details of the proposed ISA charge as they deemed necessary for accuracy, overall reasonableness and fairness to us.

In the first quarter of 2006, the proposed 2006 charge under our ISA with Contran was presented to our management development and compensation committee to determine whether the committee would recommend that our board of directors approve the ISA charge. During such presentation, the committee was informed of:

•	the quality of the services Contran provides;

•	the $1.0 million charge to us for the services of Harold C. Simmons as our chief executive officer;

•	the comparison of the ISA charge and number of full-time equivalent employees reflected in the charge by department for 2005 and proposed for 2006; and

•
the comparison of the 2005 and proposed 2006 charges by department and in total and such amounts as a percentage of Contran’s similarly calculated costs for its departments and in total for those years.

After such presentations and following further discussion and review, our management development and compensation committee recommended that our board of directors approve the proposed 2006 ISA fee after concluding that:

•
the cost to employ the additional personnel necessary to provide the quality of the services provided by Contran would exceed the proposed 2006 aggregate fee to be charged by Contran to us under this ISA; and

•	the cost for such services would be no less favorable than could otherwise be obtained from an unrelated third party for comparable services.

In reaching its recommendation, our management development and compensation committee did not review any 2006 ISA charge from Contran to any other publicly held sister or subsidiary company, which charges were separately reviewed by the management development and compensation committee of the applicable company.

Based on the recommendations of our committee, our independent directors approved the proposed 2006 ISA charge effective January 1, 2006 with our other directors abstaining.

For financial reporting and income tax purposes, the ISA fee is expensed as incurred on a quarterly basis. Contran has implemented a limit of $1.0 million on any individual’s charge to a publicly held company in order to enhance the deductibility by the company of the charge for tax purposes under Section 162(m) of the Internal Revenue Code of 1986, if such section were somehow to be deemed applicable. Section 162(m) generally disallows a tax deduction to publicly held companies for non-performance based compensation over $1.0 million paid to the company’s chief executive officer and four other most highly compensated executive officers.

Deductibility of Compensation. It is our general policy to structure the performance-based portion of the compensation of our executive officers in a manner that enhances our ability to deduct fully such compensation under Section 162(m) of the Internal Revenue Code.

Compensation Committee Report. The management development and compensation committee has reviewed with management the compensation discussion and analysis section in this proxy statement. Based on the committee’s review and the discussion with management, the committee recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement.

The following individuals, in the capacities indicated, hereby submit the foregoing report.

R. Gerald Turner Chairman of our Management Development and Compensation Committee	Keith R. Coogan Member of our Management Development and Compensation Committee	George E. Poston Member of our Management Development and Compensation Committee

Summary of Cash and Certain Other Compensation of Executive Officers. The summary compensation table below provides information concerning compensation we and our subsidiaries paid or accrued for services rendered during 2006 by our chief executive officer, chief financial officer and each of the three other most highly compensated individuals (in certain instances, based on ISA charges to us and our subsidiaries) who were our executive officers at December 31, 2006 and one former executive officer. Messrs. Harold C. Simmons, Steven L. Watson, Gregory M. Swalwell and James W. Brown were employees of Contran for 2006 and provided their services to us and our subsidiaries pursuant to the ISA between us and Contran. For a discussion of this ISA, see the intercorporate services agreements part of the certain relationships and transactions section of this proxy statement.

2006 SUMMARY COMPENSATION TABLE (1)

Name and Principal Position	Year	Salary		Stock Awards		Option Awards		Non-Equity Incentive Plan Compensa-tion		Change in Pension Value and Nonquali-fied Deferred Compensa-tion Earnings		All Other Compen-sation		Total

Harold C. Simmons	2006	$1,023,000	(2)	$14,995	(3)	$-0-		$-0-		$-0-		$-0-		$1,037,995
Chairman of the Board and
Chief Executive Officer

Steven L. Watson	2006	510,700	(2)	14,995	(3)	-0-		-0-		-0-		-0-		525,695
Vice Chairman of the Board

Ulfert Fiand (4)	2006	255,339		-0-		(3,126)	(5)	178,800	(6)	7,049	(7)	11,200	(8)	449,262
President, Manufacturing and
Technology

H. Joseph Maas	2006	247,000		-0-		(3,126)	(5)	159,100	(6)		(9)	23,313	(10)	426,287
President, Sales and Marketing

Gregory M. Swalwell	2006	228,600	(2)	-0-		-0-		-0-		-0-		-0-		228,600
Vice President, Finance and
Chief Financial Officer

James W. Brown (11)	2006	429,300	(2)	-0-		-0-		-0-		-0-		-0-		429,300
Former Vice President and
Controller

——————————

(1)	Certain non-applicable columns have been omitted from this table.

(2)
The amounts shown in the 2006 summary compensation table as salary for each of these named executive officers include the portion of the fees we paid to Contran pursuant to the ISA between us and Contran with respect to the services such officer rendered to us and our subsidiaries. The amount shown in the table as salary for Messrs. Simmons and Watson also includes director cash compensation we paid to each of them in 2006. The components of salary shown in the 2006 summary compensation table for each of these named executive officers are as follows.

	2006

Harold C. Simmons
Contran ISA Fee	$1,000,000
Kronos Worldwide Director Fees Earned or Paid in Cash	23,000
	$ 1,023,000

Steven L. Watson
Contran ISA Fee	$487,700	(a)
Kronos Worldwide Director Fees Earned or Paid in Cash	23,000
	$ 510,700
Gregory M. Swalwell
Contran ISA Fee	$228,600	(a)

James W. Brown
Contran ISA Fee	$429,300	(a)

(a)	Includes amounts allocated to KII under the ISA between us Contran.

(3)
Stock awards to these named executive officers in 2006 consisted of shares of our common stock we granted to Messrs. Simmons and Watson for their director services. See the 2006 grants of plan-based awards table below for more details regarding these grants.

(4)	Dr. Fiand receives his cash compensation in euros. We report these amounts in the summary compensation table above in U.S. dollars based on an average exchange rate for 2006 of $1.2486 per €1.00.

(5)
Represents the compensation income we recognized in 2006 for financial statement reporting purposes of the options to purchase NL common stock held by these named executive officers. NL granted these stock options when we were a wholly owned subsidiary of NL. We account for these options to purchase NL common stock using the liability method of FAS 123R, under which we re-measure the fair value of all outstanding stock options at each balance sheet date until the options are exercised or otherwise settled.  We use the closing market price of NL’s common stock at each balance sheet date to determine the fair value, which fair value cannot be less than zero. For financial statement reporting purposes, we recognize compensation expense or income, as applicable, to reflect increases or decreases in the aggregate fair value of all outstanding stock options.  The aggregate fair value of the outstanding stock options decreased during 2006, principally because the December 31, 2006 closing market price of NL’s common stock was lower as compared to December 31, 2005.  As a result, we recognized compensation income in 2006 related to these stock options.  To the extent we recognize compensation income for financial reporting purposes related to these stock options, such as we did in 2006, we report the corresponding reduction in compensation expense with respect to the change in stock option values reported in this table.

(6)
Represents amounts we granted and awarded for services provided in the year of the grant pursuant to our Share-in-Performance Plan. See our discussion of the segment profit bonus awards in the compensation discussion and analysis section of this proxy statement and the 2006 grants of plan-based awards table below for more details regarding these awards.

(7)
Represents the following changes from December 31, 2005 to December 31, 2006 in the actuarial present value of Dr. Fiand’s accumulated benefit under the following plans for financial statement reporting purposes:

Year	Bayer Pensionskasse (a)	Supplemental Pension Promise (b)	Individual Pension Promise (c)	Total

2006	$4,073	$7,377	$(4,401)	$7,049

(a)	A defined benefit pension plan for employees of our German operations.

(b)	A non-qualified, unfunded defined benefit supplemental retirement plan for employees of our German operations that supplements their pension benefits.

(c)	A non-qualified, unfunded defined benefit supplemental retirement plan for certain highly compensated employees of our German operations that also supplements their pension benefits.

For purposes of calculating these changes in the present value of his accumulated benefits, we assumed the following (actual benefits will be based on actual future facts and circumstances):

•	his credited service and eligible earnings as of September 30, 2006 (the measurement date we use for financial statement reporting purposes for these plans) would not change;
•	his early retirement at age 60 without reducing his benefits;
•	the commencement of the payments of his benefits under these plans at attaining age 60;
•	payments continuing for his life expectancy derived from a mortality table; and
•
discount rates for present value calculations at September 30, 2005 and 2006 of 4.0% and 4.5%, respectively, which rates are the same rates we used for financial statement reporting purposes in determining the present value of our aggregate accumulated benefits for all participants under these plans.

For more details regarding these pension plan benefits, see the pension benefits section of this proxy statement.

(8)	Represents an annual car allowance we pay for the benefit of Dr. Fiand.

(9)
The change from December 31, 2005 to December 31, 2006 in the actuarial present value of Mr. Maas’ accumulated benefit under our domestic pension plan was a negative $8,875. This negative change is a result of our suspension of all future accruals in 1996 and the increase in the discount rate from September 30, 2005 to September 30, 2006 that we used for financial statement reporting purposes in measuring our obligations under this plan. Pursuant to SEC rules, we do not report any negative changes in this column, but instead disclose the negative change in a footnote. For more details regarding these pension plan benefits, see the pension benefits section of this proxy statement. For purposes of calculating the change in the present value of his accumulated benefits under this plan from 2005 to 2006, we assumed the following (actual benefits will be based on actual future facts and circumstances):

•	his credited service and eligible earnings as of September 30, 2006 (the measurement date we use for financial statement reporting purposes for these plans) would not change;
•	his early retirement at age 62 without reducing his benefits;
•	the commencement of the payments of his benefits under these plans at attaining age 62;
•	the choice of a single life annuity as the method to receive payments under the plan;
•	payments continuing for his life expectancy derived from a mortality table; and
•
discount rates for present value calculations at September 30, 2005 and 2006 of 5.5% and 5.8%, respectively, which rates are the same rates we used for financial statement reporting purposes in determining the present value of our aggregate accumulated benefits for all participants under these plans.

(10)	As shown below, all other compensation for Mr. Maas consisted of the following payments for his benefit:

•	matching contributions pursuant to the savings feature of our savings plan;
•	retirement contributions pursuant to our savings plan;
•	transition payments paid pursuant to our savings plan; and
•	life insurance premiums we paid for his benefit.

Named Executive Officer	Year	Savings Plan Match	Savings Plan Retirement Contributions	Savings Plan Transition Contributions	Life Insurance Premiums (a)	Total

H. Joseph Maas	2006	$8,800	$8,800	$3,300	$2,413	$23,313

(a)	Under the terms of the life insurance policy provided by these premiums, Mr. Maas was entitled to a cash surrender value of approximately $11,473 at December 31, 2006.

See the discussion of our savings plan contributions in the compensation discussion and analysis section of this proxy statement.

(11)
In May 2006, Mr. Brown ceased to hold the titles of our vice president and controller. Concurrently, TIMET appointed Mr. Brown as its vice president, corporate finance. While he provided services to us, Mr. Brown spent a substantial amount of his time on the documentation and testing of our internal control over financial reporting. Following Mr. Brown’s appointment as an officer of TIMET, we elected Mr. Hafer, also a Contran employee, to become our vice president and controller.

2006 Grants of Plan-Based Awards. The following table sets forth details of:

•	the stock awards we granted to certain of our named executive officers in 2006 for their services as directors; and

•
the ranges of the potential segment profit awards our employed named executive officers could have received if we had achieved a different segment profit level for 2006 or the officer had achieved a different performance rating for 2006.

Messrs. Swalwell and Brown were not entitled to any of our plan-based awards in 2006.

2006 GRANTS OF PLAN-BASED AWARDS (1)

	Grant	Date of		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock and Option Awards
Name	Date	Approval		Threshold	Target	Maximum	Units (#) (2)	(2)

Harold C. Simmons	05/24/06	01/01/04	(2)	n/a	n/a	n/a	500 (2)	$14,995 (2)

Steven L. Watson	05/24/06	01/01/04	(2)	n/a	n/a	n/a	500 (2)	14,995 (2)

Ulfert Fiand (3)	(4)	02/21/06	(4)	$35,747 to $153,203	$56,175 to $217,038	$89,369 to $306,407	n/a	n/a

H. Joseph Maas	(4)	02/21/06	(4)	$34,580 to $148,200	$54,340 to $209,950	$86,450 to $296,400	n/a	n/a

——————————

(1)	Certain non-applicable columns have been omitted from this table.

(2)
As preapproved in 2004 by our management development and compensation committee, on the day of each of our annual stockholder meetings each of our directors elected on that day receives a grant of shares of our common stock under our 2003 Long-Term Incentive Plan as determined by the following formula based on the closing price of a share of the common stock on the date of such meeting.

Range of Closing Price Per Share on the Date of Grant	Shares of Common Stock to Be Granted

Under $5.00	2,000
$5.00 to $9.99	1,500
$10.00 to $20.00	1,000
Over $20.00	500

These shares are fully vested and tradable immediately on the date of grant, other than restrictions under applicable securities laws. For the purposes of this table and financial statement reporting, these stock awards were valued at the $29.99 closing price per share of our common stock on their date of grant.

(3)	Dr. Fiand receives his cash compensation in euros. We report these amounts in the table above in U.S. dollars based on an average exchange rate for 2006 of $1.2486 per €1.00.

(4)
In the first quarter of 2007, we determined and paid 2006 segment profit bonuses to Dr. Fiand and Mr. Maas, which bonuses are reported in the non-equity incentive plan compensation column in the above summary compensation table. As described in the compensation discussion and analysis section of this proxy statement, in February 2006, our management development and compensation committee approved under our Share in Performance Plan threshold, target and maximum segment profit levels. The ranges of amounts reported in this 2006 grants of plan-based awards table are the ranges of segment profit bonuses each of these named executive officers could have received based on each of the 2006 segment profit level targets and the possible ranges of the 2006 individual performance ratings the named executive officer might have received. For purposes of these calculations, the base salary used was the actual base salary paid through 2006, which is the same amount on which the actual segment profit bonus awards were determined.

Outstanding Equity Awards at December 31, 2006. The following table provides information with respect to the outstanding stock options to purchase shares of NL common stock held by our named executive officers as of December 31, 2006 that were granted for services they provided to us when we were a wholly owned subsidiary of NL. Dr. Fiand and Mr. Maas were the only named executive officers that held such stock options at December 31, 2006.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006 (1)

	Option Awards
Name	Number of Shares Underlying Unexercised Options at December 31, 2006 (#)			Option Exercise Price	Option Expiration Date
	Exercisable		Unexercisable

Ulfert Fiand	1,200	(2)	-0-	$11.4850	02/07/11

H. Joseph Maas	1,200	(2)	-0-	11.4850	02/07/11

——————————
(1)	Certain non-applicable columns have been omitted from this table.

(2)
These stock options vested at a rate of 20% on each of the first five anniversary dates of the date of grant of the stock option, which date of grant was the tenth anniversary prior to the expiration date of the stock option.

Option Exercises and Stock Vested. During 2006, no named executive officer exercised any stock options or had any stock awards vest. For stock awards granted to Messrs Harold Simmons and Watson in 2006 that had no vesting restrictions, see the 2006 grants of plan-based awards table above.

Pension Benefits. Only Dr. Fiand and Mr. Maas are eligible for pension benefits for which we are obligated to pay. The following table sets forth, among other things, information regarding the actuarial present value of their accumulated pension benefits.

2006 PENSION BENEFITS (1)

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefits

Ulfert Fiand	Bayer Pensionskasse	19	$139,000	(2)
	Supplemental Pension Promise	19	283,600	(2)
	Individual Pension Promise	19	105,000	(2)
			$527,600	(2)

H. Joseph Maas	Retirement Program of NL Industries, Inc.	17.5	$332,000	(3)

——————————

(1)	Certain non-applicable columns have been omitted from this table.

(2)
Dr. Fiand will receive his pension and supplemental pension benefits in euros. We report these amounts in the table above in U.S. dollars based on an average exchange rate for 2006 of $1.2486 per €1.00. For purposes of calculating the present values of his accumulated benefits, we assumed the following (actual benefits will be based on actual future facts and circumstances):

•	his credited service and eligible earnings as of September 30, 2006 (the measurement date used for financial statement reporting purposes for these plans) would not change;
•	his early retirement at age 60 without reducing his benefits;
•	the commencement of the payments of his benefits under these plans at attaining age 60;
•	payments continuing for his life expectancy derived from a mortality table; and
•
a discount rate for the present value calculation at September 30, 2006 of 4.5%, which rate is the same rate we used for financial statement reporting purposes in determining the present value of our aggregate accumulated benefits for all participants under these plans.

(3)	For purposes of calculating this present value of Mr. Maas’ accumulated benefit, we assumed following (actual benefits will be based on actual future facts and circumstances):

•	his credited service and final eligible earnings as of September 30, 2006 (the measurement date used for financial statement reporting purposes for this plan) would not change;
•	his early retirement at age 62 without reducing his benefits;
•	the commencement of the payments of his benefits under these plans at attaining age 62;
•	the choice of a single life annuity as the method to receive payments under the plan;
•	payments continuing for his life expectancy derived from a mortality table; and
•
a discount rate for the present value calculation at September 30, 2006 of 5.8%, which rate is the same rate we used for financial statement reporting purposes in determining the present value of our aggregate accumulated benefits for all participants under this plan.

Bayer Pensionskasse, Supplemental Pension Promise and Individual Pension Promise. All of our employees in Germany (including wage earners) who have contributed for five years and are less than 55 years of age are covered by the Bayer Pensionskasse. Each employee contributes 2% of eligible earnings excluding bonus, up to the social security contribution ceiling (currently €63,000) and the Bayer Pensionskasse provides an annual benefit of 44% of such employee’s accumulated contributions (with a minimum benefit of approximately €13 per month). The purpose of this plan is to provide funded, tax-qualified benefits up to the German social security contribution ceiling, which is currently of €63,000.

The Supplemental Pension Promise also covers all employees of the German operations who have completed ten years of service. Our German operations accrue 11.25% of the participants’ eligible annual earnings excluding bonus in excess of the social security contribution ceiling, up to a maximum of €111,000. The Supplemental Pension Promise provides an annual retirement benefit of 20% of all accruals made by our German operations. The purpose of this plan is to provide participants with a benefit in excess of what would be provided under the Bayer Pensionskasse due to the German social security contribution ceiling.

The Individual Pension Promise covers each of the sixteen department heads of our German operations. The Individual Pension Promise provides an annual retirement benefit of €6,135 to the sixteen department heads. The purpose of this plan is to provide certain of our more highly compensated German employees with a benefit in excess of what would be provided under the Bayer Pensionskasse and the Supplemental Pension Promise due to the combined ceiling of €111,000 of those plans.

Dr. Fiand is eligible to receive a pension through the Bayer Pensionskasse, the Supplemental Pension Promise and the Individual Pension Promise. Benefits for each of these plans are payable upon retirement and the attainment of ages specified in the plans. In each case under these three plans, he will be eligible to retire and receive unreduced benefits at age 60.

Domestic Defined Benefit Pension Plan. In 1996, we suspended all future accruals under our domestic defined benefit pension plan and closed the plan to new participants. The pension benefits are payable upon retirement and attainment of ages specified in the plan. Normal retirement is 65 years of age with five years of participation in the plan. However, participants can retire at age 62 with 30 years of service with unreduced benefits. After retirement, married participants, unless they choose otherwise with the consent of their spouse, receive a qualified joint and survivor annuity in exchange for a reduced benefit payout to the participant (as compared to the straight life annuity option). The purpose of this plan was to provide funded, tax-qualified benefits up to specified statutory limits on compensation and benefits. Generally, a participant’s years of credited service under the plan equals the years he has worked for us. However, in certain instances, we adjusted such years of credited service on an ad hoc basis. Mr. Maas is the only named executive officer who participates in this plan. He will be eligible to retire and receive unreduced benefits under this plan at age 62 due to attaining 30 years of service under the plan (without any deviation from his actual service) prior to his 62nd birthday.

Nonqualified Deferred Compensation. We do not owe any nonqualified deferred compensation to our named executive officers.

Chief Operations Management Consultant.  Following his resignation as our chief executive officer in 2003, Lawrence A. Wigdor entered into a consultancy arrangement with us pursuant to which he provides ongoing management services to our titanium dioxide operations. In 2006, Dr. Wigdor received monthly payments of $84,000 under the arrangement. For 2006, Dr. Wigdor received an annual discretionary bonus of $1.6 million. For the term of the arrangement, Dr. Wigdor will receive annual discretionary bonuses as determined by our chief executive officer. Under the consultancy arrangement, as amended in January 2006, if we terminate the consultancy arrangement prior to December 31, 2008, Dr. Wigdor will receive twelve months compensation and medical and dental coverage through December 31, 2008 and a pro-rata portion of any bonus for the year in which the termination occurs. The arrangement provides Dr. Wigdor various other benefits, including, medical and dental benefits and office and secretarial support at our New Jersey office.

During 2006, Dr. Wigdor did not exercise any of his previously granted options to purchase shares of NL common stock. At December 31, 2006, Dr. Wigdor held options to purchase 23,000 shares of NL common stock, of which 20,000 were exercisable at a price per share of $11.485 and expire in February 2011 and 3,000 were exercisable at a price per share of $5.625 and expire in February 2010. For financial statement reporting purposes, we recognized compensation income for these stock options in 2006 of $63,350. See footnote 5 to the summary compensation table for an explanation of why we recognized compensation income for these options in 2006.

Following his resignation in 2003, Dr. Wigdor elected to receive his retirement benefits under our domestic defined benefit pension plan at an early retirement age. He began receiving monthly payments equal to an annual payment amount of $29,439 in 2003, which will continue for the remainder of his life. The actuarial present value of his accumulated pension benefits using assumptions similar as those set forth in footnote 3 to the 2006 pension benefits table (other than the assumptions applicable prior to his retirement) was $354,000 at September 30, 2006, the measurement date we use for the for financial statement reporting purposes for this plan. Pursuant to his employment agreement entered into in 1990, Dr. Wigdor was credited with an additional 18 years of service under this plan, which allowed him to commence receiving his retirement benefit when he retired two months before he turned 62 with only a small reduction for age. As already discussed, we do not have any plans for adjusting years of credited service under a pension plan and do this on an ad hoc basis only.

During 2006, Dr. Wigdor’s sister-in-law and son were employed by us and received customary employee benefits, including medical insurance. Both persons continue to be employed by us.

Director Compensation. Our directors are entitled to receive compensation for their services as directors. Our directors receive an annual retainer of $20,000, paid in quarterly installments, plus a fee of $1,000 per day for attendance at meetings and at a daily rate ($125 per hour) for other services rendered on behalf of our board of directors or its committees. For the first six months of 2006, the chairman of our audit committee and any member of our audit committee whom the board identified as an “audit committee financial expert” for purposes of the annual proxy statement received an annual retainer of $10,000, paid in quarterly installments (provided that if one person served in both capacities only one such retainer was paid), and other members of our audit committee received an annual retainer of $5,000, paid in quarterly installments. Effective July 1, 2006, our board of directors increased the annual retainer paid to our audit committee members. For the last six months of 2006, the chairman of our audit committee and any member of our audit committee whom the board identified as an “audit committee financial expert” for purposes of the annual proxy statement received an annual retainer of $20,000, paid in quarterly installments (provided that if one person served in both capacities only one such retainer was paid), and other members of our audit committee received an annual retainer of $10,000, paid in quarterly installments. If one of our directors dies while serving on our board of directors, his designated beneficiary or estate will be entitled to receive a death benefit equal to the annual retainer then in effect. We reimburse our directors for reasonable expenses incurred in attending meetings and in the performance of other services rendered on behalf of our board of directors or its committees.

As discussed in footnote 2 to the 2006 grants of plan-based awards table, on the day of each annual stockholder meeting, each of our directors elected on that date receives a grant of shares of our common stock as determined by the closing price of a share of our common stock on the date of such meeting. The following table provides information with respect to compensation our directors earned or received for 2006.

2006 DIRECTOR COMPENSATION (1)

Name	Fees Earned or Paid in Cash (2)	Stock Awards (3)	Total

Keith R. Coogan	$37,500	$14,995	$52,495
Cecil H. Moore, Jr.	43,000	14,995	57,995
George E. Poston	37,500	14,995	52,495
Glenn R. Simmons	23,000	14,995	37,995
R. Gerald Turner	36,500	14,995	51,495

——————————
(1)
Certain non-applicable columns have been omitted from this table. See footnotes 2 and 3 to the 2006 summary compensation table and 2006 grants of plan-based awards table in this proxy statement for compensation Harold C. Simmons and Steven L. Watson earned or received from us for director services.

(2)	Represents retainers and meeting fees the director received or earned for director services he provided to us in 2006.

(3)
Represents the value of 500 shares of our common stock we granted to each of these directors. For the purposes of this table and financial statement reporting, these stock awards were valued at the closing price per share of such shares on their date of grant, which closing price and date of grant were $29.99 and May 24, 2006, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership with the SEC, the NYSE and us. Based solely on the review of the copies of such forms and representations by certain reporting persons, we believe that for 2006 our executive officers, directors and 10% stockholders complied with all applicable filing requirements under section 16(a).

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Related Party Transaction Policy. As set forth in our code of business conduct and ethics, from time to time, we engage in transactions with affiliated companies. In addition, certain of our executive officers and directors serve as executive officers and directors of affiliated companies. With respect to transactions between or involving us and one or more of our affiliates, it is not a violation of the code if the transaction, in our opinion, is no less favorable to us than could be obtained from unrelated parties, or the transaction, in the absence of stockholder ratification or approval by independent directors, is fair to all companies involved. Furthermore, the code provides that:

•	directors and officers owe a duty to us to advance our legitimate interests when the opportunity to do so arises; and

•
they are prohibited from (a) taking for themselves personally opportunities that properly belong to us or are discovered through the use of our property, information or position; (b) using corporate property, information or position for improper personal gain; and (c) competing with our interests.

Our executive officers are responsible for applying this policy to related parties. No specific procedures are in place, however, that govern the treatment of transactions among us and our related entities, although we and such entities may implement specific procedures as appropriate for particular transactions. Provided, in our judgment, the standard set forth in the code of business conduct and ethics is satisfied, we believe, given the number of companies affiliated with Contran, that related party transactions with our affiliates, in many instances (such as achieving economies of scale), are in our best interest. In certain instances, our executive officers may seek the approval or ratification of such transactions by our independent directors, but there is no quantified threshold for seeking this approval.

Relationships with Related Parties.  As set forth under the security ownership section of this proxy statement, Harold C. Simmons, through Contran, may be deemed to control us. We and other entities that may be deemed to be controlled by or related to Mr. Simmons sometimes engage in the following:

•
intercorporate transactions, such as guarantees, management and expense sharing arrangements, shared fee arrangements, tax sharing agreements, joint ventures, partnerships, loans, options, advances of funds on open account and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties; and

•
common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions that resulted in the acquisition by one related party of an equity interest in another related party.

We periodically consider, review and evaluate and understand that Contran and related entities periodically consider, review and evaluate such transactions. Depending upon the business, tax and other objectives then relevant and restrictions under indentures and other agreements, it is possible that we might be a party to one or more of such transactions in the future. In connection with these activities, we may consider issuing additional equity securities or incurring additional indebtedness. Our acquisition activities have in the past and may in the future include participation in acquisition or restructuring activities conducted by other companies that may be deemed to be related to Harold C. Simmons.

Certain directors or executive officers of Contran, CompX, Keystone, NL, TIMET or Valhi also serve as our directors or executive officers. Such relationships may lead to possible conflicts of interest. These possible conflicts of interest may arise under circumstances in which such companies may have adverse interests.

Intercorporate Services Agreements.  As discussed elsewhere in this proxy statement, we and certain related companies have entered into ISAs. Under the ISAs, employees of one company provide certain services, including executive officer services, to the other company on a fixed fee basis. The services rendered under the ISAs may include executive, management, financial, internal audit, accounting, tax, legal, insurance, risk management, treasury, aviation, human resources, technical, consulting, administrative, office, occupancy and other services as required from time to time in the ordinary course of the recipient’s business. The fees paid pursuant to the ISAs are generally based upon an estimate of the time devoted by employees of the provider of the services to the business of the recipient and the employer’s cost related to such employees, which includes the employees’ cash compensation and an overhead component that takes into account other employment related costs. Each of the ISAs renews on a quarterly basis, generally subject to the termination by either party pursuant to a written notice delivered 30 days prior to the start of the next quarter. Because of the number of companies related to Contran and us, we believe we benefit from cost savings and economies of scale gained by not having certain management, financial, legal, tax and administrative staffs duplicated at each company, thus allowing certain individuals to provide services to multiple companies. With respect to a publicly held company that is a party to an ISA, the ISA and the related aggregate annual charge are approved by the independent directors of the company, generally after receiving a recommendation from the company’s management development and compensation committee. See the compensation of our named executive officers employed by Contran part of the compensation discussion and analysis section in this proxy statement for a more detailed discussion on the procedures and considerations taken by our independent directors in approving the aggregate 2006 ISA fee charged by Contran to us.

In 2006, we paid Contran fees of $6.3 million for its services under the ISA between Contran and us, including amounts for the services of certain of our named executive officers that are employees of Contran, as disclosed above in the 2006 summary compensation table. In 2007, we expect to pay Contran fees of $6.5 million for its services under this ISA, including for the services of certain of our named executive officers that are employees of Contran. We also pay director compensation and expenses directly to Messrs. Harold and Glenn Simmons and Watson for their services as our directors, as disclosed above in the 2006 summary compensation table and the 2006 director compensation table.

Insurance Matters. We and Contran participate in a combined risk management program. Pursuant to the program, Contran and certain of its subsidiaries and related entities, including us and certain of our subsidiaries and related entities, purchase certain insurance policies as a group, with the costs of the jointly owned policies being apportioned among the participating companies. Tall Pines and EWI RE, Inc. provide for or broker these insurance policies. Tall Pines is a captive insurance company wholly owned by Valhi, and EWI is a reinsurance brokerage and risk management company wholly owned by NL. Consistent with insurance industry practices, Tall Pines and EWI receive commissions from insurance and reinsurance underwriters for the policies that they provide or broker.

With respect to certain of such jointly owned insurance policies, it is possible that unusually large losses incurred by one or more insureds during a given policy period could leave the other participating companies without adequate coverage under that policy for the balance of the policy period. As a result, Contran and certain of its subsidiaries or related companies, including us, have entered into a loss sharing agreement under which any uninsured loss is shared by those companies who have submitted claims under the relevant policy. We believe the benefits in the form of reduced premiums and broader coverage associated with the group coverage for such policies justify the risks associated with the potential for any uninsured loss.

During 2006, we paid premiums of approximately $9.7 million for insurance policies Tall Pines provided or EWI brokered, including approximately $1.5 million paid by Louisiana Pigment Company, L.P., a partnership of which a wholly owned subsidiary of ours and a subsidiary of Huntsman Corporation each own 50%. These amounts principally included payments for reinsurance and insurance premiums paid to unrelated third parties, but also included commissions paid to Tall Pines and EWI. Tall Pines purchases reinsurance for substantially all of the risks it underwrites. In our opinion, the amounts that we, our subsidiaries and Louisiana Pigment paid for these insurance policies and the allocation among us and our related entities of relative insurance premiums are reasonable and at least as favorable to those we or they could have obtained through unrelated insurance companies or brokers. We expect that these relationships with Tall Pines and EWI will continue in 2007. Because we believe there is no conflict of interest regarding our participation in the combined risk management program, our audit committee received a report regarding this program but our independent directors were not asked to approve it.

Tax Matters. We and our qualifying subsidiaries are members of the consolidated U.S. federal tax return of which Contran is the parent company, which we refer to as the “Contran Tax Group.” As a member of the Contran Tax Group and pursuant to certain tax sharing agreements or policies, each of the members and its qualifying subsidiaries compute provisions for U.S. income taxes on a separate company basis using tax elections made by Contran. Pursuant to the tax sharing agreements or policies and using tax elections made by Contran, each of the parties makes payments or receives payments in amounts it would have paid to or received from the U.S. Internal Revenue Service had it not been a member of the Contran Tax Group but instead had been a separate taxpayer. Refunds are generally limited to amounts previously paid under the respective tax sharing agreement or policy. We and our qualifying subsidiaries are also a part of consolidated tax returns filed by Contran in certain U.S. state jurisdictions. The terms of the applicable tax sharing agreements or policies also apply to state payments to these jurisdictions.

Under applicable law, we, as well as every other member of the Contran Tax Group, are each jointly and severally liable for the aggregate federal income tax liability of Contran and the other companies included in the group for all periods in which we are included in the group. Contran’s policy, however, is to indemnify us for any liability for income taxes of the Contran Tax Group in excess of our tax liability previously computed and paid by us in accordance with the tax allocation policy.

Under certain circumstances, tax regulations could require Contran to treat items differently than we would have treated them on a stand alone basis. In such instances, accounting principles generally accepted in the United States of America require us to conform to Contran’s tax elections. In 2006, pursuant to our tax sharing agreement and policies with Valhi, we made net cash payment to Valhi of approximately $5.0 million. Because the calculation of amounts payable to Valhi by us is determined pursuant to the applicable tax law in accordance with such tax sharing agreement and policies, our independent directors were not asked to approve these payments to Valhi.

Simmons Family Matters. In addition to the services he provides under our ISA with Contran as discussed under the intercorporate services agreements section above, certain family members of Harold C. Simmons also provide services to us pursuant to this ISA. In 2006, James C. Epstein (a son-in-law of Harold C. Simmons) and L. Andrew Fleck (a step-son of Harold C. Simmons) provided certain risk management and property management services, respectively, to us pursuant to this ISA. The portion of the fees we paid to Contran in 2006 pursuant to this ISA for the services of each of Messrs. Epstein and Fleck was not enough to require quantification under SEC rules. See the intercorporate services agreements section above for a more detailed discussion on the procedures and considerations taken by our independent directors in approving the aggregate 2006 ISA fee Contran charged us. As disclosed in the director compensation table in this proxy statement, Mr. Glenn Simmons (a brother of Harold C. Simmons) also received compensation in cash and stock from us for his services as a director for 2006 and is expected to continue to receive similar compensation for 2007 for such services.

AUDIT COMMITTEE REPORT

Our audit committee of the board of directors is comprised of four directors and operates under a written charter adopted by the board of directors. All members of our audit committee meet the independence standards established by the board of directors and the NYSE and promulgated by the SEC under the Sarbanes-Oxley Act of 2002. The audit committee charter is available on our website at www.kronosww.com under the corporate governance section.

Our management is responsible for, among other things, preparing its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, or “GAAP,” establishing and maintaining internal control over financial reporting (as defined in Securities Exchange Act Rule 13a-15(f)) and evaluating the effectiveness of such internal control over financial reporting. Our independent registered public accounting firm is responsible for auditing our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on the conformity of the financial statements with GAAP. Our independent registered public accounting firm is also responsible for auditing our internal control over financial reporting in accordance with such standards and for expressing an opinion on (i) management’s assessment of the effectiveness of its internal control over financial reporting and (ii) the effectiveness of its internal control over financial reporting. Our audit committee assists the board of directors in fulfilling its responsibility to oversee management’s implementation of our financial reporting process. In its oversight role, our audit committee reviewed and discussed the audited financial statements with management and with PwC, our independent registered public accounting firm for 2006. Our audit committee also reviewed and discussed internal control over financial reporting with management and with PwC.

Our audit committee met with PwC and discussed any issues deemed significant by our independent registered public accounting firm, including the required matters to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committee, as amended. PwC has provided to our audit committee written disclosures and the letter required by Independence Standards Board No. 1, Independence Discussions with Audit Committees, and our audit committee discussed with PwC that firm’s independence. Our audit committee also concluded that PwC’s provision of non-audit services to us and our related entities is compatible with PwC’s independence.

Based upon the foregoing considerations, our audit committee recommended to the board of directors that our audited financial statements be included in our 2006 Annual Report on Form 10-K for filing with the SEC.

Members of our audit committee of the board of directors respectfully submit the foregoing report.

Cecil H. Moore, Jr. Chairman of our Audit Committee	George E. Poston Member of our Audit Committee

Keith R. Coogan Member of our Audit Committee	R. Gerald Turner Member of our Audit Committee

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS

Independent Registered Public Accounting Firm.  PwC served as our independent registered public accounting firm for the year ended December 31, 2006. Our audit committee has appointed PwC to review our quarterly unaudited consolidated financial statements to be included in our Quarterly Reports on Form 10-Q for the first three quarters of 2007. We expect PwC will be considered for appointment to audit our annual consolidated financial statements and internal control over financial reporting for the year ending December 31, 2007. Representatives of PwC are not expected to attend the annual meeting.

Fees Paid to PricewaterhouseCoopers LLP.  The following table shows the aggregate fees that our audit committee has authorized and PwC has billed or is expected to bill to us for services rendered for 2005 and 2006. Additional fees for 2006 may subsequently be authorized and paid to PwC, in which case the amounts disclosed below for fees paid to PwC for 2006 would be adjusted to reflect such additional payments in our proxy statement relating to next year’s annual stockholder meeting. In this regard, the fees shown below for 2005 have been adjusted from amounts disclosed in our proxy statement for last year’s annual stockholder meeting.

Type of Fees	2005	2006

Audit Fees (1)	$2,010,100	$1,869,000
Audit-Related Fees (2)	19,000	5,000
Tax Fees (3)	24,100	18,000
All Other Fees	-0-	-0-

Total	$2,053,200	$1,892,000

——————————

(1)	Fees for the following services:

(a)	audits of consolidated year-end financial statements for each year and audit of internal control over financial reporting;
(b)	reviews of the unaudited quarterly financial statements appearing in Forms 10-Q for each of the first three quarters of each year;
(c)	consents and assistance with registration statements filed with the SEC; and
(d)	normally provided statutory or regulatory filings or engagements for each year.

(2)
Fees for assurance and related services reasonably related to the audit or review of financial statements for each year. These services included employee benefit plan audits, accounting consultations and attest services concerning financial accounting and reporting standards and advice concerning internal controls.

(3)	Permitted fees for tax compliance, tax advice and tax planning services.

Preapproval Policies and Procedures.  For the purpose of maintaining the independence of our independent registered public accounting firm, our audit committee has adopted policies and procedures for the preapproval of audit and permitted non-audit services the firm provides to us or any of our subsidiaries. We may not engage the firm to render any audit or permitted non-audit service unless the service is approved in advance by our audit committee pursuant to the committee’s amended and restated preapproval policies and procedures that the committee approved on February 17, 2005. Pursuant to the policy:

•
the committee must specifically preapprove, among other things, the engagement of our independent registered public accounting firm for audits and quarterly reviews of our financial statements, services associated with certain regulatory filings, including the filing of registration statements with the SEC, and services associated with potential business acquisitions and dispositions involving us; and

•
for certain categories of permitted non-audit services of our independent registered public accounting firm, the committee may preapprove limits on the aggregate fees in any calendar year without specific approval of the service.

These permitted non-audit services include:

•	audit services, such as certain consultations regarding accounting treatments or interpretations and assistance in responding to certain SEC comment letters;

•	audit-related services, such as certain other consultations regarding accounting treatments or interpretations, employee benefit plan audits, due diligence and control reviews;

•	tax services, such as tax compliance and consulting, transfer pricing, customs and duties and expatriate tax services; and

•	other permitted non-audit services, such as assistance with corporate governance matters and filing documents in foreign jurisdictions not involving the practice of law.

Pursuant to the policy, our audit committee has delegated preapproval authority to the chairman of the committee or his designee to approve any fees in excess of the annual preapproved limits for these categories of permitted non-audit services provided by our independent registered public accounting firm. The chairman must report any action taken pursuant to this delegated authority at the next meeting of the committee.

For 2006 our audit committee preapproved all PwC’s services provided to us or any of our subsidiaries in compliance with the amended and restated preapproval policies and procedures without the use of the SEC’s de minimis exception to such preapproval requirement.

OTHER MATTERS

The board of directors knows of no other business that will be presented for consideration at the meeting. If any other matters properly come before the meeting, the persons designated as agents in the enclosed proxy card or voting instruction form will vote on such matters in accordance with their reasonable judgment.

2006 ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 is included as part of the annual report mailed to our stockholders with this proxy statement and may also be accessed on our website at www.kronosww.com.

ADDITIONAL COPIES

Pursuant to an SEC rule concerning the delivery of annual reports and proxy statements, a single set of these documents may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. Certain beneficial stockholders who share a single address may have received a notice that only one annual report and proxy statement would be sent to that address unless a stockholder at that address gave contrary instructions. If, at any time, a stockholder who holds shares through a broker no longer wishes to participate in householding and would prefer to receive a separate proxy statement and related materials, or if such stockholder currently receives multiple copies of the proxy statement and related materials at his or her address and would like to request householding of our communications, the stockholder should notify his or her broker. Additionally, we will promptly deliver a separate copy of our 2006 annual report or this proxy statement to any stockholder at a shared address to which a single copy of such documents was delivered, upon the written or oral request of the stockholder.

To obtain copies of our 2006 annual report or this proxy statement without charge, please mail your request to the attention of A. Andrew R. Louis, corporate secretary, at Kronos Worldwide, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697, or call him at 972.233.1700.

Kronos Worldwide, Inc.

Dallas, Texas
April 16, 2007

Kronos Worldwide, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

Dear Stockholder:
Kronos Worldwide, Inc. encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the internet or by telephone. This eliminates the need to return this proxy card.

Your electronic or telephonic vote authorizes the agents named on this proxy card to vote in the same manner as if you marked, signed, dated and returned this proxy card. If you vote your shares electronically or telephonically, do not mail back this proxy card.

Your vote is important. Thank you for voting.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENLVEOPE.

Proxy - Kronos Worldwide, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF KRONOS WORLDWIDE, INC.
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 17, 2007

The undersigned hereby appoints Steven L. Watson, Robert D. Graham and A. Andrew R. Louis, and each of them, proxy and attorney-in-fact for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the 2007 Annual Meeting of Stockholders (the “Meeting”) of Kronos Worldwide, Inc., a Delaware corporation (“Kronos Worldwide”), to be held at Kronos Worldwide’s corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas on Thursday, May 17, 2007, at 10:00 a.m. (local time), and at any adjournment or postponement of the Meeting, all of the shares of common stock, par value $0.01 per share, of Kronos Worldwide standing in the name of the undersigned or that the undersigned may be entitled to vote on the proposals set forth, and in the manner directed, on this proxy card.

THIS PROXY MAY BE REVOKED AS SET FORTH IN THE PROXY STATEMENT THAT ACCOMPANIED THIS PROXY CARD.

The proxies, if this card is properly executed, will vote in the manner directed on this card. If no direction is made, the proxies will vote “FOR” all nominees named on the reverse side of this card for election as directors and, to the extent allowed by applicable law, in the discretion of the proxies as to all other matters that may properly come before the Meeting and any adjournment or postponement thereof.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.
SEE REVERSE SIDE.

Kronos Worldwide, Inc.

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:01 a.m., Central Time, on May 17, 2007.

Vote by Internet
•	Log on to the Internet and go to
www.investorvote.com
•	Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLSOED ENLVEOPE.

A Proposals - The Board of Directors recommends a vote FOR all the nominees listed.
1.	Election of Directors:
For  Withhold For  Withhold  For Withhold
01 - Keith R. Coogan	☐	☐	02 - Cecil H. Moore, Jr.	☐	☐	03 - George E. Poston	☐	☐
04 - Glenn R. Simmons	☐	☐	05 - Harold C. Simmons	☐	☐	06 - R. Gerald Turner	☐	☐
07 - Steven L. Watson	☐	☐

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the
Meeting and any adjournment or postponement thereof.

B  Non-Voting Items
Change of Address - Please print new address below.

C  Authorized Signature - This section must be completed for your vote to be counted. - Date and Sign Below
NOTE: Please sign exactly as the name that appears on this card. Joint owners should each sign. When signing other than in an individual capacity, please fully describe such capacity. Exact signatory hereby revokes all proxies heretofore given to vote at said Meeting and any adjournment or postponement thereof.

Date (mm/dd/yyyy) - Please print date below. Signature - Please keep signature within the box Signature 2 - Please keep signature within the box